Exhibit 99.1

April 30, 2010

NASDAQ OMX ANNOUNCES FIRST QUARTER 2010 RESULTS

- NON-GAAP DILUTED EPS $0.43 (GAAP DILUTED EPS $0.28)–

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) today reported net income attributable to NASDAQ OMX of $61 million, or $0.28 per diluted share, for the first quarter of 2010 compared with net income attributable to NASDAQ OMX of $43 million, or $0.20 per diluted share, in the fourth quarter of 2009, and net income attributable to NASDAQ OMX of $94 million, or $0.44 per diluted share, in the first quarter of 2009.

Included in first quarter of 2010 results are:

•

$40 million in charges related to the recognition of unamortized debt issuance costs associated with a credit facility refinanced in the first quarter of 2010, and costs to terminate an associated interest rate swap; and

•	$7 million in asset retirements and other non-recurring expenses.

Excluding the above items, net income attributable to NASDAQ OMX calculated on a non-GAAP basis was $92 million for the first quarter of 2010, compared with non-GAAP net income attributable to NASDAQ OMX of $99 million for the fourth quarter of 2009 and $102 million for the first quarter of 2009. Non-GAAP diluted earnings per common share were $0.43 for the first quarter of 2010 compared with non-GAAP diluted earnings per common share of $0.46 for the fourth quarter of 2009 and $0.48 for the first quarter of 2009.

“During the quarter we remained focused on executing our plan to leverage our world class technology platform while diversifying our product offering,” commented Bob Greifeld, NASDAQ OMX’s Chief Executive Officer. “With the launch of INET in the Nordics, positive developments in our interest rate swaps clearing business, and expansion of our efforts within energy commodities, the breadth of our business has grown substantially, placing NASDAQ OMX in a favorable position to capitalize on changes within our industry.”

First Quarter 2010 Business Highlights

•

Announced the approval of a share repurchase program, authorizing NASDAQ OMX to repurchase in the aggregate up to $300 million of its outstanding common stock. During the first quarter of 2010, NASDAQ OMX repurchased 2.3 million shares of common stock with an aggregate principal value of $46 million.

•

Purchased the businesses of North American Energy Credit and Clearing Corp. (NECC), a Chicago-based clearinghouse for the over-the-counter (OTC) power and gas markets, expanding NASDAQ OMX’s presence in OTC commodities clearing. NECC’s business supports the U.S. physical power and gas markets by integrating the physical and financial markets through market-neutral clearing services.

•

Announced plans to acquire Nord Pool ASA, the derivatives trading business related to NASDAQ OMX’s commodity clearing business. Nord Pool ASA will be a part of NASDAQ OMX Commodities, combining the power and carbon derivatives exchange with the clearing business that NASDAQ OMX acquired in 2008.

•

Together with Nord Pool Spot, launched N2EX, a marketplace for physical UK power contracts. N2EX establishes an auction-driven reference price based on the physical market which will be used as the basis for N2EX’s planned derivatives market later in 2010.

•

Launched the INET trading system, the world’s fastest and most scalable trading system, in all seven equities markets in the Nordics (Copenhagen, Helsinki, Iceland and Stockholm) and the Baltics (Riga, Tallinn, and Vilnius). The INET trading platform operates all of NASDAQ OMX’s equity markets and its U.S. options market. It also serves as the backbone for Genium INET, NASDAQ OMX’s commercial exchange technology offering and is the platform for NASDAQ OMX’s next generation futures and options market.

•

Announced that the Australian Securities Exchange (“ASX”) will adopt the Genium INET platform. The new platform will replace ASX’s current integrated equities and derivatives trading platform and is designed to deliver significant latency and transaction capacity advantages. The new Genium INET platform will also allow ASX to retain the core functionality of the existing system, including the ability to trade equities and derivatives on one platform.

•

Refinanced existing debt by completing a $1 billion underwritten public offering of 5 and 10 year senior unsecured notes and entering into new senior unsecured credit facilities providing for up to $950 million in borrowings, including $700 million in funded term loans and $250 million in an unfunded revolving credit commitment.

First Quarter 2010 Operating Highlights

•

U.S. Equities: Total matched market share of U.S. equities was 23.9% in the first quarter of 2010, with NASDAQ matching 20.0% and NASDAQ OMX BX (“BX”) matching 3.9%. Total matched market share was 24.0% in the fourth quarter of 2009 (NASDAQ: 20.6%; BX: 3.4%) and 25.0% in the first quarter of 2009 (NASDAQ: 24.8%; BX: 0.2%). Total matched share volume was 126.2 billion shares in the first quarter of 2010, compared with 126.1 billion shares in the fourth quarter of 2009 and 166.7 billion shares in the first quarter of 2009.

•

Nordic Equities: Total volume was 17.3 million trades in the first quarter of 2010, compared with 13.8 million in the fourth quarter of 2009 and 13.3 million in the first quarter of 2009. Total value traded was €161 billion in the first quarter of 2010, compared with €139 billion in the fourth quarter of 2009 and €135 billion in the first quarter of 2009.

•

U.S. Options: Total market share of U.S. equity options was 23.8% in the first quarter of 2010, with NASDAQ OMX PHLX (“PHLX”) matching 21.3% and the NASDAQ Options Market (“NOM”) matching 2.5%. Total market share of U.S. equity options was 22.5% in the fourth quarter of 2009 (PHLX: 19.4%; NOM: 3.1%) and 19.7% in the first quarter of 2009 (PHLX: 17.0%; NOM: 2.7%). Total industry average daily volume was 14.0 million contracts in the first quarter of 2010, compared with 12.9 million contracts in the fourth quarter of 2009 and 13.1 million contracts in the first quarter of 2009.

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•

European Derivatives: In the first quarter of 2010, the total volume of stock options and futures was 8.5 million contracts (Q409: 7.3 million; Q109: 8.3 million), index options and futures volume was 11.7 million contracts (Q409: 9.7 million; Q109: 8.1 million) and fixed income volume was 5.9 million contracts (Q409: 5.9 million; Q109: 4.3 million). Within NASDAQ OMX Commodities, cleared contracts during the first quarter of 2010 totaled 688 terawatt hours (“TWh”) (Q409: 600 TWh; Q109: 596 TWh).

•

Listings: New listings totaled 47 in the first quarter of 2010 compared with 64 in the fourth quarter of 2009 and 20 in the first quarter of 2009. Of the 47 new company listings in the first quarter of 2010, 41 listed on The NASDAQ Stock Market and 6 listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. New listings in the first quarter of 2010 include 18 initial public offerings, compared with 18 in the fourth quarter of 2009. There were no initial public offerings in the first quarter of 2009.

•

Market Technology: Total order intake, which represents the value of orders signed, was $50 million during the first quarter of 2010, compared with $148 million in the fourth quarter of 2009 and $9 million in the first quarter of 2009. At the end of the first quarter of 2010, total order value, which represents the value of orders signed that are yet to be recognized as revenue, was $496 million, compared with $417 million at the end of the fourth quarter of 2009 and $340 million at the end of the first quarter of 2009.

“The strength of our cash generative business permitted us to approve a $300 million share repurchase program while simultaneously committing to an acceleration of our debt retirement plans,” stated Adena Friedman, Chief Financial Officer. “Following the announcement of our repurchase program we moved aggressively to execute on this plan. To date we’ve acquired 3.7 million shares with a total market value in excess of $76 million. Our financial goals for the year remain consistent, to deliver value to our shareholders by maintaining our financial discipline while exploring accretive capital management opportunities. Regarding expense guidance, we expect total operating expenses for the full year of 2010 to be in the range of $875 million to $890 million, including approximately $65 million in non-recurring costs.”

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $360 million for the first quarter of 2010, a decrease of $9 million, or 2%, from fourth quarter of 2009 and first quarter of 2009 results. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of lowering revenues in the first quarter of 2010 by $4 million when compared to the fourth quarter of 2009; however, changes in exchange rates had the impact of increasing revenues by $15 million when compared to the first quarter of 2009.

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Market Services

Market Services net exchange revenues were $241 million, equal to fourth quarter of 2009 results, but a decrease of 7% from the first quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $155 million for the first quarter of 2010, an increase of $5 million, or 3%, when compared to the fourth quarter of 2009, but a decrease of $12 million, or 7%, when compared to the first quarter of 2009.

•

Cash Equity Trading net exchange revenues were $56 million for the first quarter of 2010, up $2 million, or 4%, from the fourth quarter of 2009 but down $24 million, or 30%, from the prior year quarter.

•

Net U.S. cash equity trading revenues increased when compared to the fourth quarter of 2009 due to higher average net fees for shares matched on NASDAQ’s trading systems. Revenues decreased when compared to the prior year quarter due primarily to declines in total industry share volume, a 1% reduction in market share, and lower average net fees per share matched on NASDAQ’s trading system.

•

European cash equity trading revenues were equal to the fourth quarter of 2009 results and down slightly from the prior year quarter. When compared to the fourth quarter of 2009, increases resulting from higher trade volume and value traded were offset by declines resulting from changes in the exchange rates of various currencies as compared to the U.S. dollar. Also offsetting higher volumes were revised fees introduced during the quarter. When compared to the prior year quarter, the decline in revenue is driven by lower average fees, offset somewhat by increases resulting from changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Included in U.S. cash equity trading revenues in the first quarter of 2010 are $55 million in SEC Section 31 fees, compared with $103 million in the fourth quarter of 2009 and $25 million in the first quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

Derivative trading and clearing net exchange revenues were $61 million for the first quarter of 2010, up $4 million, or 7%, from the fourth quarter of 2009 and up $6 million, or 11%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues increased when compared to the fourth quarter of 2009 due primarily to increases in volume traded. Revenues declined when compared to the prior year quarter due to lower average net fees for traded contracts. Somewhat offsetting the decline in lower average net fees is an increase resulting from the reclassification of a membership fee at NASDAQ OMX PHLX. This membership fee was previously an access fee but became a volume based fee during the first quarter of 2010.

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•

European derivative trading and clearing revenues increased when compared to the fourth quarter of 2009 and to the first quarter of 2009. Increases when compared to both periods are due to higher clearing activity for energy contracts and to increases in trading volume for index options and futures contracts. Contributing to the increase in trading volumes for index options and futures contracts is the migration of trading to NASDAQ OMX that was previously transacted at EDX. Also factoring into the increase in revenues when compared to the first quarter of 2009 are favorable changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $38 million for the first quarter of 2010, a decline of $1 million, or 3%, when compared to the fourth quarter of 2009 and an increase of $6 million, or 19%, when compared to the prior year quarter. The decline in revenues when compared to the fourth quarter of 2009 is due to the reclassification of a membership fee at NASDAQ OMX PHLX, as described above. The increase in revenues when compared to the prior year quarter is primarily due to revised fees for access services and increased demand for co-location services.

Market Data

Market Data revenues were $80 million for the first quarter of 2010, down $4 million, or 5%, when compared to the fourth quarter of 2009, and down $2 million, or 2%, when compared to the first quarter of 2009.

•

Net U.S. tape plans revenues were $31 million in the first quarter of 2010, down $2 million, or 6%, when compared to the fourth quarter of 2009 and down $3 million, or 9%, when compared to the prior year quarter. The reduction in revenues when compared to both periods is due primarily to declines in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula. Also contributing to lower revenues are reductions in the size of tape plan revenue pools resulting from reductions in subscriber populations.

•

U.S. market data products revenues were $31 million in the first quarter of 2010, equal to revenues in the fourth quarter of 2009, but an increase of $2 million, or 7%, when compared to the year ago quarter. Revenue growth when compared to the prior year quarter is driven primarily by the growth of new products such as the NASDAQ Global Index Data Service, launched in the first quarter of 2009, growth in TotalView distributors and other proprietary data products.

•

European market data products revenues were $18 million in the first quarter of 2010, a decrease of $2 million, or 10%, when compared to the fourth quarter of 2009, and a decrease of $1 million, or 5%, when compared to the prior year quarter. The decrease when compared to the fourth quarter of 2009 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar. Also contributing to the decline are modest reductions in subscriber populations. The decrease in

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revenues when compared to the first quarter of 2009 is due primarily to declines in subscriber populations, offset somewhat by higher revenues resulting from changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

During the first quarter of 2010, Issuer Services revenues were $84 million, equal to revenues in the fourth quarter of 2009, but reflecting an increase of $4 million, or 5%, when compared to the first quarter of 2009.

Global Listing Services

Global Listing Services revenues were $72 million for the first quarter of 2010, down $2 million, or 3%, from the fourth quarter of 2009, but up $1 million, or 1%, when compared to the first quarter of 2009.

•

The decrease when compared to the fourth quarter of 2009 is primarily due to lower U.S. annual renewal fees and listing of additional share fees, offset somewhat by higher European listing fees. The increase when compared to the first quarter of 2009 is driven by higher European listing fees, offset somewhat by lower U.S. annual renewal fees and listing of additional share fees. U.S. annual renewal fees declined due to a reduction in the number of listed companies while listing of additional share fees declined due to a reduction in the number of secondary offerings. Driving the increase in European listing fees are higher market capitalization values for European listed equities.

•

Corporate Services revenues declined when compared to the fourth quarter of 2009 due to the fourth quarter sale of Carpenter Moore, NASDAQ OMX’s insurance brokerage business. Revenues increased when compared to the first quarter of 2009 due to increased demand for services from listed companies.

Global Index Group

Global Index Group revenues were $12 million for the first quarter of 2010, up $2 million, or 20%, from the fourth quarter of 2009, and up $3 million, or 33%, when compared to the first quarter of 2009. Higher revenues when compared to both periods are primarily due to increases in asset sizes of licensed exchange traded funds (“ETF”) as well as additional demand for new licensed ETFs and other financial products.

Market Technology

Market Technology revenues were $34 million for the first quarter of 2010, down $10 million, or 23%, when compared to the fourth quarter of 2009, but up $5 million, or 17%, when compared to the first quarter of 2009. Revenue declines from the fourth quarter of 2009 are primarily due to extraordinarily strong customer demand in the prior quarter for year-end change requests and upgrades. Also contributing to the decline are changes in the exchange rates of various currencies as compared to the U.S. dollar. Higher revenues when compared to the first quarter of 2009 are primarily due to increases in the delivery of customer orders now in production and for which revenue is now recognized. Order intake

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also improved, increasing to $50 million in the first quarter of 2010, up from $9 million in the first quarter of 2009. Total order value, which represents the value of orders signed that have not been recognized as revenue, increased to $496 million in the first quarter of 2010, up from $340 million in the first quarter of 2009.

Operating Expenses

Total non-GAAP operating expenses decreased $3 million, or 1%, to $201 million from $204 million in the fourth quarter of 2009, but increased $7 million, or 4%, from $194 million in the prior year quarter. The decrease in expenses when compared to the fourth quarter of 2009 is primarily driven by lower compensation expense and marketing and advertising spending, offset by higher data center lease expenses. Also contributing to the decline are changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of lowering expenses by $3 million when compared to the fourth quarter of 2009. The increase in expenses from the first quarter of 2009 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $11 million.

Net Interest Expense

Net interest expense was $23 million for the first quarter of 2010, compared with $22 million for both the fourth quarter of 2009 and the first quarter of 2009. Included in total interest expense for the first quarter of 2010 is $19 million in interest expense, reflecting nearly a full quarter of the refinancing of our debt. Also included is $4 million of non-cash expense associated with accretion of the 2.5% convertible notes, $1 million in non-cash debt amortization expenses, and $1 million in other related fees. Interest income for the first quarter of 2010 was $2 million.

Earnings Per Share

On a non-GAAP basis, first quarter 2010 earnings per diluted share were $0.43 as compared to non-GAAP earnings per diluted share of $0.46 in the fourth quarter of 2009 and non-GAAP earnings per diluted share of $0.48 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 215 million for the first quarter of 2010 and for the fourth quarter of 2009, and 214 million for the first quarter of 2009.

In June 2009, NASDAQ OMX filed an application for an advance tax ruling with the Swedish Tax Council for Advanced Tax Rulings. The application was filed to confirm whether certain interest expense is deductible for Swedish tax purposes under legislation that became effective on January 1, 2009. We expect to receive a favorable response from the Swedish Tax Council for Advance Tax Rulings in the second quarter of 2010. We recorded the Swedish tax benefit as described above in our consolidated financial statements. In the first quarter of 2010, we recorded a tax benefit of $5 million, or $.02 per diluted share. Since January 1, 2009, we have recorded a tax benefit of $23 million, or $.11 per diluted share.

The NASDAQ OMX Group, Inc.	7

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks,

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uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts Media Relations:	Contact Investor Relations:

Anna Rasin +46(8)405.6612	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

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The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Revenues
Market Services revenues	$645	$687	$785
Cost of revenues:
Liquidity rebates	(320)	(308)	(455)
Brokerage, clearance and exchange fees	(84)	(138)	(71)

Total cost of revenues	(404)	(446)	(526)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	241	241	259

Issuer Services revenues	84	84	80
Market Technology revenues	34	44	29
Other revenues	1	—	1

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	360	369	369

Operating Expenses
Compensation and benefits	99	110	97
Marketing and advertising	4	7	2
Depreciation and amortization	25	27	24
Professional and contract services	19	20	18
Computer operations and data communications	16	16	15
Occupancy	22	26	17
Regulatory	9	3	9
Merger expenses	—	—	8
General, administrative and other	54	11	13

Total operating expenses	248	220	203

Operating income	112	149	166

Interest income	2	3	5
Interest expense	(25)	(25)	(27)
Gain on sales of businesses	—	12	—
Net loss from unconsolidated investees	—	(87)	(2)

Income before income taxes	89	52	142
Income tax provision	29	10	48

Net income	60	42	94

Net loss attributable to noncontrolling interests	1	1	—

Net income attributable to NASDAQ OMX	$61	$43	$94

Basic and diluted earnings per share:
Basic earnings per share	$0.29	$0.20	$0.47

Diluted earnings per share	$0.28	$0.20	$0.44

Weighted-average common shares outstanding for earnings per share:
Basic	211	211	202
Diluted	215	215	214

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$396	$446	$563
Cost of revenues:
Liquidity rebates	(284)	(286)	(438)
Brokerage, clearance and exchange fees	(80)	(130)	(70)

Total U.S. cash equity cost of revenues	(364)	(416)	(508)

Net U.S. cash equity trading revenues	32	30	55
European cash equity trading	24	24	25

Total net cash equity trading revenues	56	54	80

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	73	61	52
Cost of revenues:
Liquidity rebates	(36)	(22)	(17)
Brokerage, clearance and exchange fees	(4)	(8)	(1)

Total U.S. derivative trading and clearing cost of revenues	(40)	(30)	(18)

Net U.S. derivative trading and clearing revenues	33	31	34
European derivative trading and clearing revenues	28	26	21

Total net derivative trading and clearing revenues	61	57	55

Access Services Revenues	38	39	32

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	155	150	167

Market Data
Net U.S. tape plans	31	33	34
U.S. market data products	31	31	29
European market data products	18	20	19

Total Market Data revenues	80	84	82

Broker Services	4	6	8

Other Market Services	2	1	2

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	241	241	259

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	28	29	29
Listing of additional shares fees	9	10	10
Initial listing fees	5	5	5

Total U.S. listing fees	42	44	44
European listing fees	13	12	11
Corporate services	17	18	16

Total Global Listing Services	72	74	71

Global Index Group	12	10	9

Total Issuer Services revenues	84	84	80

MARKET TECHNOLOGY
License, support and project revenues	27	34	21
Facility management services	6	9	6
Other revenues	1	1	2

Total Market Technology revenues	34	44	29

Other	1	—	1

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$360	$369	$369

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$535	$594
Restricted cash	44	30
Financial investments, at fair value	261	308
Receivables, net	377	301
Deferred tax assets	22	25
Market value, outstanding derivative positions	1,846	2,054
Other current assets	136	112

Total current assets	3,221	3,424
Non-current restricted cash	105	80
Property and equipment, net	161	164
Non-current deferred tax assets	523	504
Goodwill	4,770	4,800
Intangible assets, net	1,607	1,631
Other assets	132	119

Total assets	$10,519	$10,722

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$152	$119
Section 31 fees payable to SEC	57	137
Accrued personnel costs	60	114
Deferred revenue	221	105
Other accrued liabilities	105	79
Deferred tax liabilities	24	23
Market value, outstanding derivative positions	1,846	2,054
Current portion of debt obligations	105	225

Total current liabilities	2,570	2,856
Debt obligations	1,986	1,867
Non-current deferred tax liabilities	676	683
Non-current deferred revenue	159	160
Other liabilities	181	197

Total liabilities	5,572	5,763

Commitments and contingencies
Series A convertible preferred stock	16	15
Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,743	3,736
Common stock in treasury, at cost	(58)	(10)
Accumulated other comprehensive loss	(438)	(406)
Retained earnings	1,670	1,610

Total NASDAQ OMX stockholders’ equity	4,919	4,932
Noncontrolling interests	12	12

Total equity	4,931	4,944

Total liabilities, Series A convertible preferred stock and equity	$10,519	$10,722

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Earnings and

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
GAAP Net Income attributable to NASDAQ OMX:	$61	$43	$94

Adjustments:

Workforce reductions	2	6	3
Occupancy	2	8	—
Asset retirements	3	—	—
Debt related charges	40	—	—
Professional fees	—	2	—
Technology	—	3	—
Regulatory	—	(5)	—
Other settlements (included in general, administrative and other)	—	2	—
Gain on sales of businesses	—	(12)	—
Impairment of unconsolidated investees	—	87	—
Merger expenses	—	—	8
Gain on debt extinguishment	—	—	(4)
Loss on sale of Iceland Broker Services business	—	—	2

Total Adjustments	47	91	9
Adjustment to the income tax provision to reflect Non-GAAP adjustments(1)	(16)	(37)	(1)
Non-recurring tax items, net	—	2	—

Total Adjustments, net of tax	31	56	8

Non-GAAP Net Income attributable to NASDAQ OMX:	$92	$99	$102

GAAP Diluted Earnings per Common Share:	$0.28	$0.20	$0.44
Total Adj. from Non-GAAP Net Income Above:	0.15	0.26	0.04

Non-GAAP Diluted Earnings per Common Share:	$0.43	$0.46	$0.48

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

GAAP Operating Expenses:	$248	$220	$203

Other Adjustments:

Workforce reductions	(2)	(6)	(3)
Occupancy	(2)	(8)	—
Debt related charges	(40)	—	—
Asset retirements	(3)	—	—
Professional fees	—	(2)	—
Technology	—	(3)	—
Regulatory	—	5	—
Other settlements (included in general, administrative and other)	—	(2)	—
Gain on debt extinguishment	—	—	4
Loss on sale of Iceland Broker Services business	—	—	(2)
Merger expenses	—	—	(8)

Total Adjustments	(47)	(16)	(9)

Non-GAAP Operating Expenses	$201	$204	$194

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

GAAP Operating Income:	$112	$149	$166

Other Adjustments:

Workforce reductions	2	6	3
Occupancy	2	8	—
Debt related charges	40	—	—
Asset retirements	3	—	—
Professional fees	—	2	—
Technology	—	3	—
Regulatory	—	(5)	—
Other settlements (included in general, administrative and other)	—	2	—
Gain on debt extinguishment	—	—	(4)
Loss on sale of Iceland Broker Services business	—	—	2
Merger expenses	—	—	8

Total Adjustments	47	16	9

Non-GAAP Operating Income	$159	$165	$175

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$360	$369	$369

Non-GAAP Operating Margin (1)	44%	45%	47%

(1)	Non-GAAP Operating Margin equals Non-GAAP Operating Income divided by total revenues less liquidity rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.34	2.06	2.23
Matched market share executed on NASDAQ	29.1%	31.1%	38.4%
Matched market share executed on NASDAQ OMX BX	3.7%	2.7%	0.2%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	38.6%	38.0%	31.1%
Total market share (2)	71.5%	71.8%	69.6%

NYSE securities
Average daily share volume (in billions)	4.83	4.72	6.34
Matched market share executed on NASDAQ	15.2%	15.0%	18.3%
Matched market share executed on NASDAQ OMX BX	4.4%	4.1%	0.1%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	33.5%	33.2%	27.6%
Total market share (2)	53.1%	52.3%	46.1%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.47	1.43	2.36
Matched market share executed on NASDAQ	21.6%	23.5%	29.5%
Matched market share executed on NASDAQ OMX BX	2.4%	2.4%	0.4%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	32.3%	32.9%	26.5%
Total market share (2)	56.3%	58.8%	56.3%

Total U.S.-listed equities
Average daily share volume (in billions)	8.64	8.21	10.93
Matched share volume (in billions)	126.2	126.1	166.7
Matched market share executed on NASDAQ	20.0%	20.6%	24.8%
Matched market share executed on NASDAQ OMX BX	3.9%	3.4%	0.2%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	278,372	219,811	214,720
Average daily value of shares traded (in billions)	$3.6	$3.3	$2.8

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	14.0	12.9	13.1
Matched market share:
NASDAQ OMX PHLX	21.3%	19.4%	17.0%
The NASDAQ Options Market	2.5%	3.1%	2.7%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Equity options and fixed-income contracts	421,275	363,347	334,085
Equity options contracts traded on EDX London(3)	—	51,498	131,018
Finnish option contracts traded on Eurex	108,576	86,381	95,401

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(4)	688	600	596
Carbon contracts (1000 tCO2)(4)	11,892	12,155	11,315

Issuer Services
NASDAQ
Initial public offerings	15	18	—
New listings (5)	41	64	16
Number of listed companies (6)	2,823	2,852	2,965

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	3	1	—
New listings	6	3	4
Number of listed companies (7)	792	797	817

Market Technology
Order intake (in millions)(8)	$50	$148	$9
Total order value (in millions)(9)	$496	$417	$340

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA, FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on both NASDAQ’s and NASDAQ OMX BX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	In December 2009, derivative volume was transferred to NASDAQ OMX from EDX.
(4)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measure by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(8)	Total contract value of orders signed.
(9)	Represents total contract value of orders signed that are yet to recognized as revenue.